UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Commission File No. 000-28452

VELOCITY EXPRESS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VELOCITY EXPRESS CORPORATION

One Morningside Drive North

Building B-Suite 300

Westport, Connecticut 06880

November 25, 2008

Dear Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of Velocity Express Corporation, to be held at the executive offices of Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, on December 17, 2008, at 10:00 a.m. local time. Details regarding the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement. Also enclosed in this package is a proxy card for you to record your vote and a return envelope for your proxy card.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. Voting will ensure your representation at the meeting, if you do not attend in person. If you do attend in person, you may withdraw your proxy and vote personally on any matters brought properly before the meeting.

Sincerely,

VELOCITY EXPRESS CORPORATION

Vincent A. Wasik Chairman of the Board and Chief Executive Officer

VELOCITY EXPRESS CORPORATION

One Morningside Drive North

Building B-Suite 300 Westport, Connecticut 06880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 17, 2008

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Velocity Express Corporation, a Delaware corporation, will be held at the executive offices of Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, on Wednesday, December 17, 2008, at 10:00 a.m. local time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect five directors for the ensuing year and until their successors shall be elected and duly qualified;

2.	To ratify the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2009; and

3.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on November 5, 2008, are entitled to notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Edward W. Stone

Chief Financial Officer

Westport, Connecticut

November 25, 2008

VELOCITY EXPRESS CORPORATION

One Morningside Drive North

Building B-Suite 300 Westport, Connecticut 06880

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 17, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Velocity Express Corporation and contains information relating to the annual meeting of our stockholders to be held on December 17, 2008, beginning at 10:00 a.m. local time, at the executive offices of Velocity Express Corporation, located at One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880. This proxy statement and accompanying proxy card are being distributed on or about November 25, 2008.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will vote on the following items of business:

1.	The election of five directors for the ensuing year and until their successors shall be elected and duly qualified; and

2.	The ratification of the appointment of UHY LLP as our independent registered public accounting firm (“independent auditors”) for the fiscal year ending June 27, 2009.

Stockholders will also vote on such other matters as may properly come before the meeting.

What are the board’s recommendations?

Our board of directors recommends that you vote:

•	FOR election of each of the five nominees for director (see Proposal 1); and

•	FOR ratification of the appointment of UHY LLP as our independent auditors for the fiscal year ending June 27, 2009 (see Proposal 2).

With respect to any other matter that properly comes before the meeting, including a question of adjourning or postponing the meeting from time to time, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

As of November 5, 2008, the record date for the meeting, we had:

(a)	3,371,655 shares of common stock outstanding,

(b)	4,117,170 shares of Series M Convertible Preferred Stock (“Series M Preferred”) outstanding,

(c)	895,997 shares of Series N Convertible Preferred Stock (“Series N Preferred”) outstanding,

(d)	122,687 shares of Series O Convertible Preferred Stock (“Series O Preferred”) outstanding,

(e)	2,180,595 shares of Series P Convertible Preferred Stock (“Series P Preferred”) outstanding; and

(f)	4,998,022 shares of Series Q Convertible Preferred Stock (“Series Q Preferred”) outstanding.

As of the record date, we had approximately 107 stockholders of record of common stock, 20 stockholders of record of Series M Preferred, 7 stockholders of record of Series N Preferred, 5 stockholders of record of Series O Preferred, 5 stockholders of record of Series P Preferred, and 37 stockholders of record of Series Q Preferred.

Each share of common stock is entitled to one vote and each holder of Series M Preferred, Series N Preferred and Series O Preferred is entitled to vote a number of votes equal to the ratio of the Series M Preferred, Series N Preferred and Series O Preferred stated value to market price multiplied by the number of shares held by such holder, rounded down to the nearest whole number. Each share of Series P Preferred and Series Q Preferred is entitled to one vote. The outstanding shares of Series M Preferred, Series N Preferred, Series O Preferred, Series P Preferred and Series Q Preferred are collectively referred to herein as the “Prior Preferred.” As of November 5, 2008, stockholders were entitled to cast the following numbers of votes:

Class Outstanding	Number of Shares of Class Outstanding	Approximate Number of Voting Shares of Common Stock for Each Share of Preferred(1)	Aggregate Number of Outstanding Votes Per Class
Common Stock	3,371,655	1.00	3,371,655
Series M Preferred	4,117,170	1.03	4,240,685
Series N Preferred	895,997	1.03	992,877
Series O Preferred	122,687	1.04	127,594
Series P Preferred	2,180,595	1.00	2,180,595
Series Q Preferred	4,998,022	1.00	4,998,022

Total Outstanding Votes			15,911,428

(1)	Approximation due to rounding.

Holders of our voting securities can vote all the shares owned on the record date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Stockholders do not have the right to cumulate votes in the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most common stockholders hold their shares through a broker or other nominee rather than directly in their own name. All preferred stockholders hold their shares directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.    If your common stock is registered directly in your name with our transfer agent, American Stock Transfer & Trust, or you hold any Prior Preferred (any of which would be registered directly in your name with our company), you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.    If your common stock is held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to November 5, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. Registration and seating will begin at 9:45 a.m. Cameras, recording devices and other similar electronic devices will not be permitted at the meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the meeting by (1) delivering a written notice of your revocation to our corporate secretary at our principal executive office, (2) executing and delivering a later dated proxy, or (3) appearing in person at the meeting, filing a written notice of revocation with our corporate secretary and voting in person the shares to which the proxy relates. Any written notice or later dated proxy should be delivered to Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, Attention: Mark T. Carlesimo, Secretary, or hand-delivered to Mr. Carlesimo before the vote at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding as of the record date and the holders of at least a majority of the shares of each separate series of Prior Preferred outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

Election of Directors.    Assuming the presence of a quorum, the five persons receiving the highest number of “FOR” votes, with the common stock and the Prior Preferred voting together as a single group, will be elected as directors.

Other Items.    For each other item to be considered at the annual meeting, assuming the presence of a quorum, the affirmative vote of the majority of votes cast in person or by proxy on the matter (excluding broker non-votes), with the common stock and the Prior Preferred voting together as a single group, will be required for approval. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes will not have any effect on the outcome of the vote.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return all proxies for each proxy card that you receive in order to ensure that all of your shares are voted.

How can I vote on each of the proposals?

In the election of directors, you may vote FOR each of the five nominees, or your vote may be WITHHELD with respect to any or all of the nominees. For the other matters, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

Each of your shares will be voted according to your directions on the proxy card. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors (FOR each of the nominees for director named in the proxy statement and FOR the other proposals).

Who will count the proxy votes?

Votes will be counted by Michael Trafecante, our Corporate Controller, who has been appointed to act as the inspector of election for the annual meeting. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the three matters described in this proxy statement. If you grant a proxy, either of the officers named as proxy holder, Vincent A. Wasik or Edward W. Stone, or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate nominated by our board of directors.

Who is paying for this proxy solicitation?

We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. In addition, our directors, officers and regular employees may solicit proxies personally, by telephone, by facsimile or by e-mail, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

Are dissenters’ rights of appraisal available in connection with the proposals?

No. Under Delaware law, stockholders are not entitled to appraisal rights in connection with any of the proposals in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables contain certain information that has been provided to us regarding the beneficial ownership of our outstanding voting securities as of September 30, 2008 for (i) each person who is known to us to own beneficially more than five percent of each class of our voting securities, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all executive officers and directors as a group.

Unless otherwise noted and subject to applicable community property laws, each person identified below has sole voting and investment power with respect to such shares and the address of each person identified below is Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880. Beneficial ownership is determined in accordance with the rules of the SEC and includes the class of capital stock identified on each table and securities convertible into or exercisable for the class of capital stock identified on each table owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of September 30, 2008.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Owned(1)
James G. Brown(2)	2,101,399	42.6%
TH Lee Putnam Ventures(3)	2,100,974	42.6%
Linden Capital L.P.(6)	796,069	19.6%
Scorpion(5)	662,249	16.3%
Charter Oaks Partners(7)	561,228	14.4%
Longview Funds(4)	545,609	14.7%
Pequot(8)	527,261	14.7%
Silver Oak Capital LLC(9)	510,487	13.0%
Third Point(10)	453,284	12.4%
Selz(11)	362,990	10.1%
Whitebox(12)	357,999	9.3%
Context(13)	286,215	8.1%
LBI Group, Inc.(16)	292,559	7.9%
Portside Growth and Opportunity Fund(14)	291,969	7.9%
Vincent A Wasik(15)	105,239	3.0%
Jeffrey Hendrickson	22,116	*
Andrew Kronick	4,658	*
Alexander I. Paluch	3,599	*
Edward W Stone	3,031	*
Richard Kassar	580	*
Leslie E. Grodd	503	*
John J Perkins	469	*
Mark T Carlesimo	360	*

All directors and officers as a group (10 persons)	144,541	4.2%

*	Represents less than 1%

(1)	Percentage of beneficial ownership is based on 3,409,488 shares of common stock outstanding as of September 30, 2008. Beneficial ownership based upon ownership of convertible preferred stock reflects Common Stock equivalents on an as-if-converted basis. Common Stock issuable pursuant to outstanding warrants, stock options and convertible preferred stock exercisable or convertible within sixty days is deemed outstanding for computing the percentage of the holders thereof, but not for computing the percentage of any other person. More than one person may beneficially own the same shares.

(2)	Includes 8 restricted shares of common stock and 417 shares of common stock issuable upon exercise of options owned directly by Mr. Brown and 2,100,974 shares of common stock beneficially owned by THLPV for which Mr. Brown disclaims beneficial ownership, except to the extent of his pecuniary interest in such securities. The address for Mr. Brown is 200 Madison Ave, Suite 1900, New York, NY 10016.

(3)	Consists of 689,331 shares of common stock, 65,742 shares of common stock issuable upon conversion of Series M Convertible Preferred Stock, 1,144,149 shares of common stock issuable upon conversion of Series Q Convertible Preferred Stock, 201,751 shares of common stock issuable upon exercise of warrants. References made herein to “TH Lee Putnam Ventures” or “THLPV” includes TH Lee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., THLi Co Investment Partners, LLC, and Thomas H. Lee (formerly Blue Star I, LLC). The address for THLPV is 200 Madison Avenue, Suite 1900, New York, NY 10016.

(4)

Consists of 482,389 shares common stock issuable upon conversion of Series P Convertible Preferred Stock, and 63,220 shares of common stock issuable upon exercise of warrants owned by Longview Fund, LP, Longview Equity Fund, LP and Longview International Equity Fund, LP. The address for each of the foregoing entities is 600 Montgomery Street, 44th Floor, San Francisco, CA 94111.

(5)

Consists of 292,822 shares of common stock issuable upon conversion of Series M Convertible Preferred Stock, 39,326 shares of common stock issuable upon conversion of Series N Convertible Preferred Stock and 290,102 shares of common stock issuable upon conversion of Series Q Convertible Preferred Stock held by Scorpion Capital Partners, L.P. and Scorpion Acquisition, LLC. The address for Scorpion Capital Partners, L.P., is 245 Fifth Avenue, 25th Floor, New York, NY 10016.

(6)

Consists of 135,552 shares of common stock and 660,517 shares issuable upon conversion of Series Q Convertible Preferred Stock. The address for the foregoing entity is c/o Goldman Sachs, One New York Plaza, 44th Floor, New York, NY 10004. The common stock is based upon the 13-d filing as of July 12, 2007.

(7)	Consists of shares of 71,690 shares of common stock, 101,117 shares of common stock issuable upon conversion of Series N Convertible Stock owned by Charter Oaks Partners and Charter Oak Partners II LP. and 388,421 shares of common stock issuable upon conversion of Series Q convertible stock owned by Charter Oaks Partners and Charter Oaks Partners II LP. The address for each of the foregoing entities is 10 Wright Street, Suite 210, Westport, CT 06880. The common stock is based upon the 13-d filing as of February 5, 2007.

(8)	Consists of 217,919 shares of common stock issuable upon conversion of Series M Convertible Preferred Stock and 309,341 shares of common stock issuable upon conversion of Series Q Convertible Preferred Stock owned by Pequot Capital Management, Pequot Diversified Master Fund, Ltd., Pequot Mariner Master Fund, L.P., Pequot Navigator Offshore Fund, Inc., Pequot Navigator Onshore Fund, L.P., Pequot Scout Fund and Premium Series PCC Limited—Cell 33. The address for each of the foregoing entities is 500 Nyala Farm Road, Westport, CT 06880.

(9)	Consists of shares of common stock issuable upon exercise of warrants. The address for Silver Oak is 245 Park Avenue, 26 th Floor, New York, NY 10167.

(10)

Consists of shares of common stock issuable upon conversion of Series Q Convertible Preferred Stock owned by Third Point Offshore Fund Ltd., Third Point Partners, LP, Third Point Partners Qualified and Third Point Ultra Ltd. The address for each of the foregoing entities is 390 Park Avenue, 18th Floor, New York, NY 10022.

(11)

Consists of shares of common stock issuable upon conversion of 181,495 shares Series Q Convertible Preferred Stock held by Bernard Selz and 181,495 shares Series Q held by Selz Family Trust. The address for each of the foregoing is 600 Fifth Avenue, 25th Floor, New York, NY 10020.

(12)	Consists of shares of common stock issuable upon exercise of warrants owned by Whitebox Convertible Arbitrage Partners LP, Whitebox Hedged High Yield Partners LP, Whitebox Intermarket Partners LP, Whitebox Advisors LLC, Guggenheim Portfolio Company XXXI, LLC, GPC LIX, LLC and HFR RVA Combined Master Fund. The address for each of the foregoing entities is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416.

(13)	Consists of shares of common stock issuable upon exercise of warrants owned by Context Advantage Fund, LP, AHHP Context, Context Offshore Advantage Fund, Ltd., Finch Tactical Plus Class B , Lyxor/ Contexty Fund Ltd, Altima Fund SICAV PLC in respect of the Grafton Sub Fund Institutional Benchmarks, Worldwide Transactions Limited and Context Opportunistic Master Fund, L.P. The address for each of the foregoing is as follows: 4365 Executive Drive, Suite 850 San Diego, CA 92121.

(14)

Consists of shares of common stock issuable upon exercise of warrants. The address for Portside Growth & Opportunity Fund is c/o Citigroup Prime Brokerage, 390 Greenwich Street, 5th Floor, New York, NY 10022.

(15)	Consists of: (i) 51,033 shares of common stock, 26,769 shares of common stock issuable upon conversion of Series M Convertible Preferred Stock, 16,394 shares of common stock issuable upon exercise of warrants, 274 shares of common stock issuable upon exercise of options and 12 shares of restricted stock owned directly by Mr. Wasik; and (ii) 10,757 shares of common stock owned by MCG Global LLC for which Mr. Wasik disclaims beneficial ownership, except to the extent of his pecuniary interest in such securities. The address for Mr. Wasik is One Morningside Drive, Building B Westport, CT 06880

(16)	Consists of shares of common stock issuable upon exercise of warrants. The address for the foregoing is as follows: 349 Park Avenue, 9th Floor, New York, NY 10022.

Series M Convertible Preferred Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
Scorpion(2)	1,851,094	45.0%
Pequot(3)	1,377,593	33.5%
TH Lee Putnam Ventures(4)	415,596	10.1%
James G. Brown(5)	415,596	10.1%
Vincent A. Wasik(6)	169,223	4.1%
Alexander I. Paluch	12,372	*
Richard A. Kassar	—	—
Leslie E. Grodd	—	—
John J. Perkins	—	—
Jeffrey Hendrickson	—	—
Andrew B. Kronick	—	—
Edward W. Stone	—	—
Mark T. Carlesimo	—	—
All directors and executive officers as a group (10 persons)	181,594	4.4%

*	Represents less than 1%.

(1)	Percentage of beneficial ownership is based upon 4,117,170 shares of Series M Convertible Preferred Stock outstanding as of September 30, 2008. More than one person may beneficially own the same shares.

(2)

Includes 1,692,229 shares owned by Scorpion Capital Partners, L.P. and 158,865 shares owned by Scorpion Acquisition, LLC. The address for Scorpion Capital Partners, L.P., is 245 Fifth Avenue, 25th Floor, New York, NY 10016.

(3)	Includes 667,053 shares owned by Pequot Scout Fund, L.P., 395,676 shares owned by Pequot Mariner Master Fund, L.P. , 291,223 shares owned by Pequot Navigator Offshore Fund, Inc. and 23,641 shares held by Premium Series PCC Limited—Cell 33 The address for each of the foregoing entities is 500 Nyala Farm Road, Westport, CT 06880.

(4)	Includes 167,711 shares owned by TH Lee Putnam Ventures, L.P., 229,264 shares owned by TH Lee Putnam Parallel Ventures, L.P., 13,426 shares owned by THLi Co Investment Partners, LLC, and 5,195 shares owned by Thomas H. Lee (formerly Blue Star I, LLC). The address for THLPV is 200 Madison Avenue, Suite 1900, New York, NY 10016.

(5)	Consists of shares owned by TH Lee Putnam Ventures, for which Mr. Brown disclaims beneficial ownership, except to the extent of his pecuniary interest in such securities. The address for Mr. Brown is 200 Madison Ave, Suite 1900, New York, NY 10016.

(6)	Consists of 169,223 shares owned by Mr. Wasik, The address for Mr. Wasik is One Morningside Drive, Building B Westport, CT 06880.

Series N Convertible Preferred Stock

Our directors and executive officers do not beneficially own any shares of Series N Convertible Preferred Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
Charter Oak Partners(2)	639,221	71.0%
Scorpion(3)	248,601	28.0%

(1)	Percentage of beneficial ownership is based on 895,997 shares of Series N Convertible Preferred Stock outstanding as of September 30, 2008. More than one person may be beneficially entitled to the same shares.

(2)	Consists of 549,730 shares held by Charter Oaks Partners and 89,491 shares held by Charter Oak Partners II LP. The address for each of the foregoing entities is 10 Wright Street, Suite 210, Westport, CT 06880.

(3)	Consists of 248,601 shares held by Scorpion Capital Partners, LP The address for Scorpion Capital Partners, L.P., is 245 Fifth Avenue, 25th Floor, New York, NY 10016.

Series O Convertible Preferred Stock

Our directors and executive officers do not beneficially own any shares of Series O Convertible Preferred Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
William S. Lapp(2)	90,345	73.6%
Smithfield Fiduciary, LLC(3)	30,535	24.9%

(1)	Percentage of beneficial ownership is based on 122,701 shares of Series O Convertible Preferred Stock outstanding as of September 30, 2008. More than one person may be beneficially entitled to the same shares.

(2)	The address for Mr. Lapp is 12840 11th Avenue North, Plymouth, MN 55441.

(3)	The address for Smithfield Fiduciary, LLC is 9 West 57th St., 27th Floor, New York, NY 10019.

Series P Preferred Stock

Our directors and executive officers do not beneficially own any shares of Series P Convertible Preferred Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
Longview Fund, L.P(2)	2,021,515	94.1%
William S. Lapp(3)	126,502	5.9%

(1)	Percentage of beneficial ownership is based on 2,148,017 shares of Series P Preferred outstanding as of September 30, 2008. The Series P Preferred does not have any voting rights, but may be converted, at any time, into common stock.

(2)

Consists of 1,440,628 shares held by Longview Fund, LP, 382,786 shares held by Longview Equity Fund, LP and 198,100 shares held by Longview International Equity Fund, LP. The address for each of the foregoing entities is 600 Montgomery Street, 44th Floor, San Francisco, CA 94111.

(3)	The address for Mr. Lapp is 12840 11th Avenue North, Plymouth, MN 55441.

Our directors and executive officers do not beneficially own any shares of Series Q Convertible Preferred Stock.

Series Q Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
TH Lee Putnam Ventures(2)	1,443,745	28.9%
James G. Brown(3)	1,443,745	28.9%
Linden Capital(4)	833,473	16.7%
Third Point Partners(5)	571,977	11.4%
Charter Oaks Partners(6)	547,327	11.0%
Bernard Selz(7)	458,039	9.2%
Pequot(8)	390,342	7.8%
Scorpion(9)	366.065	7.3%

(1)	Percentage of beneficial ownership is based upon 4,998,022 shares of Series Q Preferred outstanding as of September 30,2008 Series Q Preferred does not have any voting rights but may be converted to common stock at any time.

(2)	Includes the right to receive 774,637 shares by TH Lee Putnam Ventures, L.P., the right to receive 604,423 shares by TH Lee Putnam Parallel Ventures, L.P., the right to receive 46,637 shares by THLi Co Investment Partners, LLC, and the right to receive 18,047 shares by Thomas H. Lee (formally Blue Star I, LLC). The address for THLPV is 200 Madison Avenue, Suite 1900, New York, NY 10016.

(3)	Consists of the right to receive shares by TH Lee Putnam Ventures, for which Mr. Brown disclaims beneficial ownership. The address for Mr. Brown is 200 Madison Ave, Suite 2225, New York, NY 10016.

(4)	Linen Capital Series Q Convertible Preferred Stock. The address for the foregoing entity is c/o Goldman Sachs, One New York Plaza, 44th Floor, New York, NY 10004.

(5)

Consists of 60,358 shares held by Third Point Offshore Fund Ltd., 407,057 shares held by Third Point Partners, LP, 46,529 shares held by Third Point Partners Qualified and 47,512 shares held by Third Point Ultra Ltd. The address for each of the foregoing entities is 390 Park Avenue, 18th Floor, New York, NY 10022.

(6)	Includes the right to receive 477,933 shares by Charter Oak Partners and the right to receive 69,394 shares by Charter Oak Partners II. The address for each of the foregoing entities is 10 Wright Street, Suite 210, Westport 06880.

(7)

Includes the right to receive 229,019 shares by Bernard Selz and the right to receive 229,019 shares by The Selz Family Trust. The address for each of the foregoing is 600 Fifth Avenue, 25th Floor, New York, NY 10020.

(8)	Includes the right to receive 177,250 shares by Pequot Scott Fund, L.P., the right to receive 140,546 shares by Pequot Mariner Master., the right to receive 60,358 shares by Pequot Navigator Offshore Fund, Inc., the right to receive 5,870 shares by Pequot Diversified Master Fund, Ltd and the right to receive 6,318 shares by Premium Series PCC LTD—Cell 33. The address for each of the foregoing entities is 500 Nyala Farm Road, Westport, CT 06880.

(9)

Includes the right to receive 343,186 shares by Scorpion Capital Partners, L.P. and the right to receive 22,879 shares by Scorpion Acquisition LLC. The address for Scorpion Capital Partners, L.P., is 245 Fifth Avenue, 25th Floor, New York, NY 10016.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Five persons have been nominated for election as directors at the annual meeting, all of whom currently serve as directors. Our directors are elected annually, by a plurality of the votes cast, to serve until the next annual meeting of stockholders and until their respective successors are elected and duly qualified. There are no familial relationships between any director or officer.

Arrangements for Election of Directors

We have entered into the following arrangements with respect to the election of certain nominees to our board of directors. A Bridge Loan Agreement, dated January 5, 2001, allows THLPV the right to designate two director nominees for election to our board of directors. These nominees shall be elected by all stockholders voting together at the stockholders’ meeting. THLPV had previously nominated James G. Brown. THLPV has declined to nominate a director nominee for the upcoming stockholders’ meeting. In addition, so long as shares of Series M Preferred are outstanding, the holders of Series M Preferred, voting as a separate class, have the right to elect one member of our board of directors. Furthermore, so long as shares of Series M Preferred are outstanding, the holders of the Series M Preferred shall have the right to designate three representatives who shall have the right to attend as observers all meetings of our board of directors and all committees thereof. Upon the election of the Series M Director, the number of representatives that holders of the Series M Preferred can designate will be reduced to two. Holders of the Series M Preferred have declined to nominate a director nominee for the upcoming stockholders’ meeting. As a consequence, the five persons receiving the highest number of “FOR” votes, with the common stock and the Prior Preferred voting together as a single group, will be elected as directors. Furthermore, so long as shares of Series P Preferred are outstanding, the holders of 60% or more of the Series P Preferred shall have the right to designate a representative who shall have the right to attend as an observer all meetings of our board of directors and all committees thereof.

Required Vote

The five nominees receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting shall be elected to the board of directors. An abstention will have the same effect as a vote withheld for the election of directors and a broker non-vote will not be treated as voting in person or by proxy on the proposal. Set forth below is certain information concerning the nominees for the board of directors.

Recommendation

The board of directors recommends that stockholders vote FOR the nominees listed below.

Name	Age	Position	Independent Director
Vincent A. Wasik	64	Chairman and Chief Executive Officer
Alexander Paluch(2)	52	Director
Richard A. Kassar(1)(2)	61	Director	X
Leslie E. Grodd(1)(3)	62	Director	X
John J. Perkins(1)(2)(3)	77	Director	X

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

Business Experience

Vincent A. Wasik was appointed as our Chairman of the Board in August 2001 and was further appointed our President and Chief Executive Officer in July 2003. In 1995, Mr. Wasik co-founded MCG Global, a private equity firm sponsoring leveraged buyout acquisitions and growth capital investments and has served as Principal of MCG Global since that time. From 1988 to 1991, Mr. Wasik served as Chairman and CEO of National Car Rental System, Inc. From 1980 to 1983, he served as President and CEO of Holland America Line. Mr. Wasik currently serves as an advisory board member of Mitchells/Richards, the largest upscale clothing retailer in Connecticut.

Alexander Paluch was appointed to our Board in August 2001. Mr. Paluch is a General Partner at East River Ventures Partnership, an investment firm, which focuses in part on emerging technology-driven companies. Mr. Paluch currently serves on the board of directors of Equity Enterprises, Inc. On July 1, 2007, Mr. Paluch entered into a consulting agreement to serve as Interim Chief Information Officer. This agreement continues on a month-to-month basis.

Richard A. Kassar was appointed to our Board in August 2002. Since July 2006, Mr. Kassar has been CEO and President of Freshpet, a pet food company. In August 2006, Mr. Kassar was employed as Principal of GO 7 Brands. Mr. Kassar was employed as Senior Vice President and Chief Financial Officer of The Meow Mix Company from 2002 to September 2006. From 2001 to 2002, he was self-employed as a consultant to venture capital firms, advising them primarily on the acquisition of consumer brands. From 1999 to 2001, Mr. Kassar was employed as Co-President and Chief Financial Officer of Global Household Brands. From 1986 to 1999, he was employed by Chock Full O’Nuts in various positions, and had served as Senior Vice President and Chief Operating Officer. Mr. Kassar also serves as a director for World Fuel Services, Inc. and Vaughan Foods, Inc.

Leslie E. Grodd was appointed to the Board in January 2003. A Certified Public Accountant and attorney, Mr. Grodd is counsel to the law firm of Halloran & Sage LLP in its Westport, Connecticut office. Before his association with Halloran & Sage, Mr. Grodd was a founding Principal in the law firm of Blazzard, Grodd & Hasenauer, P.C., Westport, Connecticut since 1974. Prior to forming Blazzard, Grodd & Hasenauer, Mr. Grodd was associated with the firm of Coopers & Lybrand (now PricewaterhouseCoopers). Mr. Grodd is the former chair of both the Federal Tax Committee of the Connecticut Society of Certified Public Accountants and the Executive Committee of the Tax Section of the Connecticut Bar Association.

John J. Perkins was appointed to the Board in August 2004. Since 1984, Mr. Perkins has served as the President of International Insurance Group, Ltd. and is currently the Chairman of the Board of that company. Beginning in 1974, Mr. Perkins has also served as a Trustee of the City of Boston Retirement Fund. Between 1974 and 1984, Mr. Perkins was the President of Corroon and Black of Massachusetts. Additionally, Mr. Perkins is the President of Somerset Corporate Advisors, a financial advisory firm, and is a member of the Advisory board of Glasshouse Technologies, Aircuity, Inc., and Tuckerbrook Alternative Investments.

Board Meetings and Committees

The board of directors held 7 meetings and took action by written consent on 4 occasions during our fiscal year ended June 28, 2008. Each of the incumbent directors attended all of the meetings of the board and of those committees on which he served. The board of directors has also established audit, compensation and nominating and corporate governance committees, all of which consist of only non-employee directors, and adopted a set of Corporate Governance Principles. We have also adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. Current copies of the charters of the foregoing committees and the above-referenced principles and code may be found on our website at www.velocityexp.com and are available in print upon written request to Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, Attention: Mark T. Carlesimo. A current copy of the charter of the audit committee appears as an appendix to the proxy statement for our 2005 annual meeting of stockholders. A current copy of the charter of the nominating committee appeared as an appendix to the proxy statement for our 2004 annual meeting of stockholders.

Our Audit Committee consists of the following individuals: Richard A. Kassar, Chairman, Leslie E. Grodd, and John J. Perkins. The Board of Directors has determined that all members of the audit committee are independent for purposes of Rule 4200(a)(15) of NASDAQ’s Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act. Each of the audit committee members is financially literate as determined by our board in its business judgment. In addition, the Board has determined that Richard A. Kassar is an “audit committee financial expert” under applicable SEC rules. The Audit Committee operates under a written charter, which was adopted on October 23, 2004. The Audit Committee met 7 times during fiscal 2008.

The Compensation Committee consists of the following individuals: Alex Paluch, Chairman, John J. Perkins, and Richard A. Kassar. The principal duties and responsibilities of the Compensation Committee are as follows: (i) to review and approve goals and objectives relating to the compensation of our Chief Executive Officer and, based upon a performance evaluation, to determine and approve the compensation of the Chief Executive Officer; (ii) to make recommendations to our Board of Directors on the compensation of other executive officers and on incentive compensation and equity-based plans; and (iii) to prepare reports on executive compensation to be included in our public filings with the SEC. The Compensation Committee met one time during fiscal 2008.

The Nominating Committee consists of Leslie E. Grodd, Chairman, John J. Perkins, and Richard A. Kassar. The Nominating Committee serves to identify and recommend individuals qualified to become members of the Board. The members of our nominating committee are independent, as independence is defined by NASDAQ Marketplace Rule 4200(a)(15).

Audit Committee Matters

We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Messrs. Kassar, Grodd and Perkins are the members of our audit committee.

Under applicable Nasdaq Marketplace Rules, each member of our audit committee must (i) be independent as defined under Nasdaq Marketplace Rule 4200(a)(15); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) not have participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Our board of directors has determined that Messrs. Kassar, Grodd and Perkins meet the applicable requirements. In addition, at least one member of our audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Our board of directors has determined that Messrs. Kassar, Grodd and Perkins meet these requirements.

Our board of directors has determined that Mr. Kassar is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Audit Committee Report

The audit committee oversees our financial reporting process on behalf of the board. Management has the primary responsibilities for our financial statements and overall reporting process, including our internal controls.

Our company’s independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the audit committee reviewed our company’s audited financial statements for the 2008 fiscal year and met with management to discuss those financial statements. Representatives of the audit committee also met with UHY LLP, our independent auditors, to discuss those financial statements.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 28, 2008, for filing with the SEC.

/s/ Richard A. Kassar

/s/ Leslie E. Grodd

/s/ John J. Perkins

The Audit Committee

Nominating and Corporate Governance Committee Procedures

The nominating and corporate governance committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. In general, directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. Moreover, the nominating and corporate governance committee will strive to ensure that at least one director meets the criteria for an “audit committee financial expert” as defined by SEC rules and that the majority of the directors comprising the board meet the definition of “independent director” under NASDAQ rules.

In addition to the above considerations, the nominating and corporate governance committee will consider criteria such as strength of character and leadership skills; general business acumen and experience; broad knowledge of the industry; age; number of other board seats; and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the Board. The nominating and corporate governance committee will consider these same criteria for candidates regardless of whether the candidate was identified by the nominating and corporate governance committee, by stockholders, or any other source.

The nominating and corporate governance committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the nominating and corporate governance committee c/o Mark T. Carlesimo, Secretary, at the address indicated on the Notice of Annual Meeting of Stockholders. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as a director of the Company, if elected.

Under our bylaws, and as permitted by SEC rules, stockholders who wish to submit a proposal or nominate a person as a candidate for election to our board of directors at an annual meeting must follow certain procedures. These procedures require that timely, written notice of such proposal or nomination be received by our Chief Financial Officer at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting.

The nominating and corporate governance committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information provided, an indication of the candidate’s willingness to serve and other background information, business experience, and leadership skills, all to the extent available and deemed relevant by the nominating and corporate governance committee. This information is evaluated against the criteria set forth above and our specific needs at that time.

Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the nominating and corporate governance committee determines which candidate(s) to recommend to the board to submit for election at the next stockholder meeting. The nominating and corporate governance committee uses the same process for evaluating all candidates, regardless of the original source of the nomination.

Stockholder Communications with Board Members

Our board of directors has provided the following process for stockholders to send communications to our board and/or individual directors. All communications from stockholders should be addressed to Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, Attention: Chief Financial Officer. Communications to individual directors may also be made to such director at our company’s address. All communications sent to a member of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to the board in the care of the Chief Financial Officer will be reviewed by the Chief Financial Officer to ensure that such communications relate to the business of the company before being reviewed by the Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) which applies to our directors, officers and employees. The Code of Ethics is published on our website at www.velocityexp.com under “Investor Info.” Any amendments to the Code of Ethics and waivers of the Code of Ethics for our Chief Executive Officer or Chief Financial Officer will be published on our website. You may request a copy of the Code of Ethics at no cost by writing to us at the following address: Velocity Express Corporation, One Morningside Drive North, Building B, Suite 200, Westport, CT 06880 Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

Absent special circumstances, each director is expected to attend the annual meeting of stockholders. Mr. Wasik was the only director in attendance at last year’s annual meeting in December 2007.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation earned by the named executive officers of the Company for 2008:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonuses(2)	Stock Awards	Option Awards $’s	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Vincent A. Wasik(1)	2008	$875,000	$—	—	$—	$—	$37,431	$912,431
Chief Executive Officer	2007	850,000	318,750	—	—	—	27,827	1,196,577

Jeffrey Hendrickson	2008	400,000	—	—	—	—	25,759	425,759
President and Chief Operating Officer	2007	390,577	10,096	—	—	—	26,222	426,895

Andrew B. Kronick	2008	250,000	—	—	—	180,761	—	430,761
Executive Vice President, Business Development and Supply Chain Solutions	2007	250,000	—	—	—	166,380	1,260	417,640

There were no stock options granted to the Company’s Named Executive Officers in 2008 or 2007.

(1)	Mr. Wasik serves as our Chief Executive Officer pursuant to an agreement between the Company and MCG Global, LLC (“MCG”). See “Item 13 Certain Relationships and Related Transactions”. Mr. Wasik is an owner and principal of MCG. His compensation is paid through MCG.

(2)	Includes $300,000 paid in 2007 to Mr. Wasik as transaction bonuses for his leadership and involvement with the successful acquisition of CD&L, Inc. and the related financing transactions used to fund the acquisition.

(3)	Amounts represent sales incentives for Mr. Kronick in 2008 and 2007.

(4)	Includes health insurance premiums paid of $25,971 for Mr. Wasik, and $25,759 for Mr. Hendrickson in 2008, and $26,546 for Mr. Wasik, and $24,722 for Mr. Hendrickson in 2007; and life insurance premiums paid of $11,460 for Mr. Wasik in 2008.

Employment Agreements

The Company has employment contracts and severance agreements in effect with Vincent A. Wasik, our Chairman and Chief Executive Officer, and Drew Kronick, our Executive Vice President, Business Development and Supply Chain Solutions. Our Board of Directors appointed Mr. Wasik as our Chief Executive Officer on July 28, 2003, with the understanding that we would enter into a Contractor Services Agreement with MCG for Mr. Wasik’s services as our Chief Executive Officer. On October 20, 2004, we entered into a Contractor Services Agreement with MCG, effective as of July 28, 2003 (the “Service Agreement”). Mr. Wasik is an owner and principal of MCG and was a stockholder and our Chairman of the Board at the time this Services Agreement was authorized and executed. The Service Agreement sets forth the rights and duties of both us and Mr. Wasik. Mr. Wasik’s compensation level and eligibility for salary increases, bonuses, benefits and grants of equity are to be determined by our Compensation Committee. The Service Agreement also allows Mr. Wasik to contract to provide similar services to other businesses as long as Mr. Wasik abides by his confidentiality obligations under the Service Agreement. Furthermore, we have agreed to indemnify and hold harmless MCG, its officers, directors, employees and agents, including Mr. Wasik, from liabilities arising out of any services rendered by MCG to us, other than as a result of gross negligence or willful misconduct. We have also agreed to cause MCG and Mr. Wasik to be named as additional insured parties under our directors’ and officers’ liability insurance policies. The Service Agreement does not contain any fixed term and may be terminated by either party at any time upon written notice. Other than payment of outstanding fees and expenses owed to MCG at termination, the Service Agreement does not contain any obligation upon us to pay severance in the event the agreement is terminated by us.

On May 19, 2008, the holders of our senior secured notes due 2010 consented to a Fourth Supplemental Indenture modifying the indenture governing the Company’s Senior Notes. The supplemental indenture, among other things, reduced Mr. Wasik’s base compensation level from $900,000 per annum to $600,000 per annum.

The Company and Mr. Kronick are parties to an employment agreement dated November 28, 2001, governing his employment with us. The agreement sets forth Mr. Kronick’s compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans and the terms of a non-solicitation and non-competition agreement. Pursuant to the agreement, Mr. Kronick’s employment is voluntary and may be terminated by us with or without written notice, or by Mr. Kronick with two months’ prior notice. The agreement is not for a fixed period of time. If the agreement is terminated by us for reasons other than cause, we will pay Mr. Kronick an amount equal to his base salary per month at the end of each of the twelve months following the date of his termination. We may immediately terminate Mr. Kronick’s employment for cause upon written notice without any further obligation to Mr. Kronick.

Mark Carlesimo, Executive Vice President, General Counsel and Secretary of the Company, had been a party to an employment contract with CD&L, Inc. CD&L was acquired by the Company in July, 2006. Pursuant to change in control provisions in that employment agreement triggered by the CD&L acquisition, Mr. Carlesimo was entitled to terminate his employment and receive $576,996 plus certain other benefits.

In order to induce Mr. Carlesimo to remain as an employee of the Company and to waive those benefits, the Company on August 15, 2008 agreed to extend the term of Mr. Carlesimo’s employment agreement to December 31, 2010, and to pay Mr. Carlesimo additional monthly compensation equal in the aggregate to such benefit amount commencing January 2009 through December 2010, with the majority of such payments being made in December 2010, subject to acceleration upon termination of employment and forfeiture if Mr. Carlesimo terminates employment without good reason. Mr. Carlesimo may elect to take those payments in cash or, subject to any requisite, regulatory, shareholder or corporate approvals, and with certain limitations, in a fixed number of freely tradable shares of the Company’s common stock determined based on the August 15, 2008 stock price of $0.46 per share.

Equity Compensation Plan Information

The following table shows the number of shares covered by exercisable and unexercisable options held by the Company’s Named Executive Officers on June 28, 2008:

Outstanding Equity Awards at Fiscal Year-End June 28, 2008

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options and Warrants (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option or Warrant Exercise Price ($)	Option or Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Vincent A. Wasik	16,394	—	—	$38.40	12/8/2010	—	$—	—	$—
Vincent A. Wasik	274	—	—	38.40	12/8/2015	—	—	—	—
Jeffrey Hendrickson	1,334	—	—	0.75	2/12/2011	—	—	—	—
Jeffrey Hendrickson	16,667	—	—	38.40	12/8/2015	—	—	—	—
Andrew B. Kronick	3,334	—	—	38.40	12/8/2015	—	—	—	—
Andrew B. Kronick	800	—	—	40.80	9/7/2012	—	—	—	—
Andrew B. Kronick	14	—	—	4,687.50	10/29/2011	—	—	—	—

(1)	Adjusted for the 1 – for – 15 reverse stock split on December 6, 2007

The following table summarizes the annual compensation for the Company’s non-employee directors during 2008 and 2007:

Director Compensation

Name	Year	Fees Earned or Paid in Cash($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)
Vincent A. Wasik	2008	$—	$—	$—	$—	$—	$—	$—
	2007	—	—	—	—	—	—	—
James G. Brown(1)	2008	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—
Alex Paluch	2008	10,500	—	—	—	—	—	10,500
	2007	21,000	—	—	—	—	—	21,000
Richard A. Kassar	2008	32,000	—	—	—	—	—	32,000
	2007	32,000	—	—	—	—	—	32,000
Leslie E. Grodd	2008	31,000	—	—	—	—	—	31,000
	2007	31,000	—	—	—	—	—	31,000
John J. Perkins	2008	36,000	—	—	—	—	—	36,000
	2007	36,000	—	—	—	—	—	36,000

(1)	Mr. Brown declined to be nominated as a director at the Company’s annual meeting held on December 6, 2007, and consequently, is no longer a director of the Company.

Compensation of Directors

Cash Compensation:    For fiscal 2008, each of our independent directors were entitled to receive annual cash compensation for their respective board/committee service in accordance with the following guidelines: (i) each independent member of the board received $10,000 and the chairman, if he were independent, would have received $15,000; (ii) each independent member of the audit committee (other than the chairman) received an additional $10,000 and the chairman received an additional $14,000; and (iii) each independent member of the compensation and nominating and corporate governance committees (other than the chairman) received an additional $8,000 and the chairman of each of the compensation and nominating and corporate governance committees, to the extent he was independent, received an additional $11,000. Non-independent directors did not receive any cash compensation for their services on our board of directors.

Subsequent to year end, effective October 1, 2008, a new compensation plan for independent directors was approved by the board of directors. Under the new plan, each of our independent directors are entitled to receive annual cash compensation for their respective board/committee service in accordance with the following guidelines: (i) each independent member of the board receives $40,000; (ii) each independent member of the audit committee (other than the chairman) receives an additional $5,000 and the chairman receives an additional $8,000; and (iii) each independent member of the compensation and nominating committees (other than the chairman) receives an additional $2,000 and the chairman of each of the compensation and nominating committees, to the extent he is independent, receives an additional $4,000. Non-independent directors do not receive any cash compensation for their services on our board of directors.

Certain tables have been omitted as no options were granted or exercised during fiscal 2008 or 2007, and the Company has no pension plan or non-qualified deferred compensation plan.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

General

The audit committee has appointed UHY LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2009. A proposal to ratify that appointment will be presented to stockholders at the meeting. If the stockholders do not ratify such appointment, the audit committee will consider selecting another firm of independent public accountants. Representatives of UHY LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders in attendance.

The following table sets forth the approximate aggregate fees billed to us by UHY LLP, our independent registered public accountants, for fiscal years 2008 and 2007:

	Fiscal Year
Fee	2008	2007
Audit Fees(1)	$396,033	$398,324
Audit Related Fees(2)	24,600	7,000
Tax Fees	—	—
All Other Fees	—	—

(1)	Includes fees related to the annual audit and quarterly reviews.

(2)	Includes fees related to a review performed of the Company’s Canadian subsidiary’s financial statements in 2008 and services related to the Company’s franchise offering document in 2007.

The firm of UHY LLP (UHY) acts as our principal independent registered public accounting firm. Through and as of October 27, 2008, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY’s partners provide non-audit services. UHY has only a few full time employees. Therefore, few, if any, of the audit services performed were provided by permanent, full time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination. No non-audit services were performed by Advisors to the Company in 2008 and 2007.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by the Company’s Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy for pre-approving the services provided by our independent auditors in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent auditors and an annual review of the financial plan for audit fees.

To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent auditors and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent auditors during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial

Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditors.

All of the services provided by the independent auditors in fiscal 2008 were approved by the Audit Committee under its pre-approval policies.

Recommendation

The Audit Committee unanimously recommends a vote FOR the ratification of the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

CD&L Transactions

In connection with the CD&L acquisition, we issued: (i) 78,205 Units on July 3, 2006, each of which was comprised of (a) $1,000 aggregate principal amount at maturity of Senior Notes due 2010 and (b) a warrant to purchase 345 pre reverse stock split adjusted shares of our common stock at an initial exercise price of $1.45 per share, subject to adjustment from time to time; (ii) 4.5 million shares of $0.004 par value Series Q Convertible Preferred Stock, each initially convertible into 9.0909 shares of our common stock, representing an initial conversion price of $1.10 per share, subject to adjustment and other customary terms for similar offerings; and (iii) 2.5 million pre reverse stock split adjusted shares of our common stock. Due to the anti-dilution provisions contained in the Series Q Preferred and events that have triggered such provisions, one share of Series Q Preferred stock currently converts to approximately 11.89 shares of common stock.

The term of the warrants expires on July 3, 2010. The warrants are subject to an automatic exercise feature, based on the trading price of our common stock, subject to specified limitations. The warrants contain other customary terms and provisions.

In addition to issuing warrants as part of the Units, we also issued warrants on July 3, 2006 to purchase 797,500 pre reverse stock split adjusted shares of our common stock to affiliates of THLPV in consideration for prior services they provided to us, at an exercise price of $0.01 per share. These warrants have terms similar to the warrants issued as part of the Units except that they do not provide for automatic exercise. Mr. James G. Brown, founder and Managing Director of TH Lee Putnam Ventures L.P., is one of our former directors.

In addition, we also issued on July 3, 2006 an aggregate of 277,770 pre reverse stock split adjusted shares of Series Q Convertible Preferred Stock in consideration for prior services provided to us, determined by the Company to have a fair market value of not less than $10.00 per share, to certain of the investors, the placement agents for the Unit and Series Q Convertible Preferred Stock offerings and affiliates of THLPV for various services they provided to us.

We sold Units to the following beneficial owners of 5% or more of our voting securities:

Name of Beneficial Owner	Number of Units
Silver Oak Capital, LLC	15,000
Context	13,000
Portside Growth & Opportunity Fund	10,250
White Box	10,000
Lehman	8,000
CAMOFI Master LDC	4,240
Exeter Capital Partners IV, L.P.	3,204
Longview Funds	3,180

We sold or issued in consideration for services Series Q Convertible Preferred Stock to the following beneficial owners of 5% or more of our voting securities:

Name of Beneficial Owner	Number of Shares of Series Q
TH Lee Putnam Ventures(1)(7)	1,205,000
Linden Capital, LP	850,000
Third Point(2)	500,000
Selz(3)	400,400
Pequot(4)(7)	341,250
Scorpion(5)(7)	320,000
Longview Funds	300,000
Charter Oak Partners(6)	151,800
Crestview Capital Master, LLC	75,000

(1)	Consists of 664,741 shares purchased by TH Lee Putnam Ventures, L.P., 486,272 shares purchased by TH Lee Putnam Parallel Ventures, L.P., 38,925 shares purchased by THLi Co Investment Partners, LLC and 15,062 shares purchased by Thomas H. Lee. Mr. James G. Brown, one of our former directors, is also an executive officer of TH Lee Putnam Ventures. Mr. Brown disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such securities.

(2)	Consists of 355,834 shares purchased by Third Point Offshore Fund, Ltd., 61,959 shares purchased by Third Point Partners, LP, 41,533 shares purchased by Third Point Ultra Ltd., and 40,674 shares purchased by Third Point Partners Qualified LP.

(3)	Consists of 200,200 shares purchased by Bernard Selz and 200,200 shares purchased by Selz Family Trust.

(4)	Consists of 134,630 shares purchased by Pequot Scout Fund, LP, 110,817 shares purchased by Pequot Mariner Master Fund, LP, 43,895 shares purchased by Pequot Navigator Offshore Fund, Ltd., 41,250 shares purchased by Pequot Capital Management, 5,525 shares purchased by Premium Series PCC Ltd, and 5,133 shares purchased by Pequot Diversified Master Fund Ltd.

(5)	Consists of 300,000 shares purchased by Scorpion Capital Partners LP and 20,000 shares purchased by Scorpion Acquisition LLC.

(6)	Consists of 130,290 shares purchased by Charter Oak Partners LP and 21,510 shares purchased by Charter Oak Partners II LP.

(7)	TH Lee Putnam Ventures, Pequot and scorpion were beneficial owners of 5% or more of our securities before the Series Q transaction. The other parties were not.

We issued common stock to the following party which, as a result of their purchase, became beneficial owners of 5% or more of our voting securities in consideration for CD&L common stock:

Name of Beneficial Owner	Number of Shares of Common Stock(1)
Exeter Capital Partners	164,362

(1)	Adjusted for the 1 – for – 15 reverse stock split on December 6, 2007

We issued warrants to the following beneficial owner of 5% or more of our voting securities for services provided:

Name of Beneficial Owner	Number of Shares of Common Stock(1)
TH Lee Putnam Ventures(2)	16,667

(1)	Adjusted for the 1 – for – 15 reverse stock split on December 6, 2007

(2)	Mr. James G. Brown, one of our former directors, is also an executive officer of TH Lee Putnam Ventures. Mr. Brown disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such securities.

Reimbursement Agreement with TH Lee Putnam Ventures

Effective June 29, 2006, we entered into a reimbursement agreement (the “Reimbursement Agreement”) with THLPV. Under the terms of the Reimbursement Agreement:

(a)	The Company acknowledges its indebtedness to THLPV for: (i) costs and expenses of approximately $90,000 incurred by THLPV on behalf of the Company; (ii) an overfunding in the amount of $130,000 on a prior credit facility maintained by THLPV for the Company; (iii) merger and acquisition services rendered by THLPV to the Company; and (iv) credit enhancements provided by THLPV to the Company in the form of loan guarantees. Under the terms of the Reimbursement Agreement, the Company agreed to satisfy the obligations described above through the payment of cash in the amount of $89,551, 11,818 shares of Series Q Convertible Preferred Stock with a fair value of $130,000 and the issuance of warrants to purchase 797,500 pre reverse stock split adjusted shares of common stock at an exercise price of $0.01 per share (250,000 shares for services rendered in connection with the acquisition of CD&L as noted above and 547,500 shares as compensation for credit enhancement guarantees of the Company’s indebtedness as noted below) with a fair value of approximately $1.1 million.

(b)	The Company acknowledges an obligation to a law firm for fees and expenses aggregating $149,000 for work arranged by THLPV on behalf of the Company and the Company agreed to satisfy such obligation in cash.

In addition, we agreed in the Reimbursement Agreement to reimburse THLPV for future costs and expenses incurred by THLPV for services rendered for our benefit and to register the resale of the common stock issuable on conversion of the Series Q Convertible Preferred Stock and warrants referred to above at the same time as we register the securities of the other purchasers of the securities issued in connection with the CD&L acquisition and related transactions.

The Reimbursement Agreement is effective until terminated by THLPV or on the date THLPV no longer beneficially owns any of our equity securities.

Issuance of Series P Convertible Preferred Stock

On October 14, 2005, we entered into Stock Purchase Agreements (the “Purchase Agreements”) with one group of institutional investment funds and one accredited investor (the “Investors”). The Purchase Agreements provided for the private placement of 3,099,513 shares of a newly authorized series of our convertible preferred stock (the “Series P Preferred”) in exchange for aggregate gross proceeds of $10,352,370. Each share of Series P Preferred was initially convertible into one share of our common stock, and had an initial conversion price of $3.34 per share subject to certain adjustments. Due to the anti-dilution provisions contained in the Series P Preferred and events that have triggered such provisions, one share of Series P Preferred stock currently converts to approximately 3.58 shares of common stock. The Series P Preferred has a term of three years (the “Term”) and is currently entitled to receive a dividend at the rate of six percent per annum of the Series P Preferred stated value, payable quarterly, in cash or shares of Series P Preferred (PIK Shares) at our option. Each Investor also received a warrant to purchase up to 20% of the amount of Series P Preferred purchased. The pre reverse stock split adjusted exercise price for the warrant is $4.00, subject to adjustment.

We sold Series P Preferred to the party which, as a result of their purchase, became a beneficial owner of 5% or more of our voting securities:

Name of Beneficial Owner	Number of Shares of Series P
Longview Funds(1)	2,994,012

(1)	Consists of 2,395,210 shares purchased by Longview Fund, LP, 401,198 shares purchased by Longview Equity Fund, LP and 197,605 purchased by Longview International Equity Fund, LP.

We issued warrants to the following beneficial owner of 5% or more of our voting securities:

Name of Beneficial Owner	Number of Shares of Common Stock(1)
Longview Funds(2)	39,922

(1)	Adjusted for the 1 – for – 15 reverse stock split on December 6, 2007

(2)	Consists of warrants to purchase 31,937 reverse stock split adjusted shares of common stock owned by Longview Fund, LP, warrants to purchase 5,350 reverse stock split adjusted shares of common stock owned by Longview Equity Fund, LP and warrants to purchase 2,635 reverse stock split adjusted shares of common stock owned by Longview International Equity Fund, LP.

Issuance of Series N Convertible Preferred Stock

Pursuant to a Stock Purchase Agreement entered into on April 28, 2005, we contracted to issue to nine institutional and accredited investors 2,544,097 shares of Series N Convertible Preferred Stock (“Series N Preferred”) for $3.685 per share for net proceeds of $9,375,000. Each share of Series N Preferred was initially convertible into one share of our common stock, and had an initial conversion price of $3.685 per share subject to certain adjustments. Due to the anti-dilution provisions contained in the Series N Preferred and events that have prompted such provisions, one share of Series N Preferred converts to approximately 2.37 shares of common stock as of June 28, 2008. The Series N Preferred is entitled to receive a dividend at the rate of six percent per annum of the Series N stated value.

We sold Series N Preferred to the following beneficial owner of 5% or more of our voting securities:

Name of Beneficial Owner	Number of Shares of Series N
Scorpion Capital Partners, LP	203,528

Issuance of Series M Convertible Preferred Stock

Pursuant to Stock Purchase Agreements entered into on December 21, 2004 and January 31, 2005, we contracted to issue 6,217,096 shares of Series M Convertible Preferred Stock (“Series M Preferred”) for $3.685 per share for proceeds of $22.9 million. Of the total proceeds, approximately $22.6 million was received in cash, and $360,000 was in exchange for services performed for us. The initial conversion price of the Series M Preferred was $3.685 and, at the time the Stock Purchase Agreement was entered into, each share of Series M Preferred was convertible into one share of our common stock. Due to the anti-dilution provisions contained in the Series M Preferred and events that have prompted such provisions, one share of preferred stock converts to approximately 2.37 shares of common stock as of June 28, 2008. The Preferred Series M Stock accrues cumulative PIK dividends equal to six percent per annum.

We sold the Series M Preferred to the following directors, officers and/or beneficial owners of 5% or more of any class of our voting securities:

Name of Beneficial Owner	Number of Shares of Series M
Pequot(1)	1,628,222
Special Situations Funds(2)	1,628,222
Scorpion(3)	1,573,948
TH Lee Putnam Ventures(4)	542,741
Vincent A. Wasik(5)	135,685
Alexander I. Paluch(6)	78,697

(1)	Consists of 789,036 shares purchased by Pequot Scout Fund, LP, 468,032 shares purchased by Pequot Navigator Onshore Fund, L.P., 343,745 shares purchased by Pequot Navigator Offshore Fund, Inc., and 27,408 shares purchased by Premium Series PCC Limited.

(2)	Consists of 814,111 shares purchased by Special Situations Private Equity Fund, L.P., 610,583 shares purchased by Special Situations Fund III, L.P., and 203,528 shares purchased by Special Situations Cayman Fund, L.P.

(3)	Consists of 1,356,852 shares purchased by Scorpion Capital Partners, L.P. and 217,096 shared purchased by Scorpion Acquisition, LLC.

(4)	Consists of 299,405 shares purchased by TH Lee Putnam Ventures LP, 219,020 shares purchased by TH Lee Putnam Parallel Ventures LP, 17,532 shares purchased by THLi Co Investment Partners LLC and 6,784 shares purchased by Thomas H. Lee (formerly Blue Star I, LLC). Mr. James G. Brown, one of our former directors, is also an executive officer of TH Lee Putnam Ventures. Mr. Brown disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such securities.

(5)	Vincent A. Wasik is the founder and principal of MCG Global LLC and is our Chairman of the Board and CEO.

(6)	Consists of 10,855 shares purchased directly by Mr. Paluch and 67,843 shares purchased by East River Ventures II, LP. Mr. Paluch disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such securities.

Capital Contribution Agreement and Warrant to Purchase Common Stock

As part of the above-described Series M private placement, the Series M investors required that THLPV reach an agreement to extend, for a two-year period, the July 1, 2004 capital contribution agreement previously entered into between THLPV and a former senior lender. Under the terms of the capital contribution agreement, in the event that THLPV elected to not provide further financial support for the Company, THLPV was required to notify the Company’s former senior lender of such decision and provide specific levels of financial support for a thirty (30) day period following the notification. In exchange for entering in to the capital contribution agreement, the former senior lender agreed to waive certain financial covenants under the Company’s credit facilities. At the time, THLPV did not receive any compensation in exchange for entering into the capital contribution agreement. As part of the extension of the capital contribution agreement the Company issued a warrant to purchase 193,552 pre reverse stock split adjusted shares of common stock to THLPV. The warrant had an estimated fair value of $2.3 million at the time issued. The term of the warrant is five years and has an exercise price of $0.005 per share. Due to the value of the warrant, the Company recorded $2.3 million as a deferred financing cost and additional paid-in capital.

On February 17, 2006, in connection with the seventh amendment to the amended and restated revolving credit facility with the former senior lender, the Company entered into the first amendment to the Capital Contribution Agreement whereby the former senior lender acknowledged that in the event that THLPV elected to not provide further financial support for the Company, the maximum amount of the deposit that THLPV would have been required to make was reduced from $1,950,000 to $1,450,000. On July 3, 2006 the revolving credit facility with the former senior lender was refinanced with the proceeds from the Unit offering, and the capital contribution agreement became null and void.

Contracts and Arrangements with MCG Global, LLC

We entered into a Contractor Services Agreement (the “Agreement”) with MCG Global, LLC and its related entities (“MCG”), effective as of July 27, 2003 as described above under “Employment Agreements”, which description is incorporated herein by reference, under which Vincent A. Wasik provides all services as our Chief Executive Officer. Mr. Wasik was a stockholder and our Chairman of the Board at the time the Service Agreement was entered into. The Service Agreement provides that the Compensation Committee on an annual basis shall establish the compensation for these services. On January 15, 2005, the Compensation Committee modified the Service Agreement by eliminating the grant of warrants to purchase shares of our common stock. In fiscal 2008 and fiscal 2007, we recorded compensation expense of $875,000 and $850,000 for these services, respectively.

We sublease a portion of our headquarters office space in Westport, Connecticut from MCG. The sublease agreement was approved by our Audit Committee who determined that the terms of the sublease were at market rates. We also reimburse MCG for limited use of MCG’s personnel and for office expenses. During the fiscal years 2008 and 2007, Mr. Wasik and MCG were reimbursed approximately $179,000 and $173,000, respectively, for expenses incurred on the Company’s behalf of which approximately $65,000 and $63,000 was for the sublease described above. During fiscal 2007, the Company also reimbursed THLPV approximately $22,000 for expenses incurred on the Company’s behalf. Additionally, see discussion of the Reimbursement Agreement with THLPV below.

Non Controlling Interest in a Variable Interest Entity

We had an agency relationship with Peritas, LLC (“Peritas”), a vehicle rental company wholly-owned by THLPV. The business of Peritas was to rent delivery vehicles to independent contractors who perform services for us and other companies. Peritas was initially formed and owned by MCG. The founder and principal of MCG is Vincent Wasik, our Chairman of the Board and CEO. MCG established Peritas to accommodate our need for the Peritas services pending a new owner. Neither MCG nor Mr. Wasik has received any revenue, compensation or benefit from short-term ownership or management of Peritas, and Peritas was transferred to THLPV for no consideration. During fiscal 2008, Peritas sold off its remaining vehicles and repaid its loan to Comerica in full, at which point all operations ceased.

Capital Distribution

In 2004, the Company issued shares of Series J and Series K Convertible Preferred Stock worth $7.5 million to THLPV. In connection therefore, THLPV issued a standby Letter of Credit guarantee of $7.5 million to support our revolving credit facility. Funding of the Series J and Series K Convertible Preferred Stock with the standby Letter of Credit guarantee was recorded as a subscription receivable. On July 3, 2006, Velocity paid off the credit facility in full, without drawing any funds from the standby Letter of Credit guarantee. As a result, on July 3, 2006, the $7.5 million subscription receivable was returned to THLPV as a distribution of capital.

Grant of Warrant to Purchase Common Stock

Mr. Wasik serves as the Company’s Chief Executive Officer pursuant to an agreement between the Company and MCG Global, LLC (“MCG”). Mr. Wasik is an owner and principal of MCG. His compensation is paid through MCG. In 2006, a warrant to purchase 245,899 pre reverse stock split shares of our common stock with a fair value of approximately $0.4 million was granted to Mr. Wasik under the 2004 Stock Incentive Plan. The warrant has an exercise price of $2.56 per pre reverse stock split share, a term of five years, and became exercisable one year subsequent to the date of grant.

GCC Eagles, LLC Contractor Services Agreement

During fiscal years ended June 28, 2008 and June 30, 2007, Velocity purchased consulting and advisory services pursuant to a monthly contractor services agreement between Velocity Express and GCC Eagles, LLC of $0.2 million and $0.3 million, respectively. Garrett Stonehouse, managing member and sole owner of GCC Eagles, LLC, is an immediate family member of Vince Wasik, the Chief Executive Officer of Velocity Express. No amounts were due to GCC Eagles at June 28, 2008.

Management stock purchase

In June 2007, in connection with a private placement of common stock to management in July 2007, members of management paid $573,000 in cash to the Company as advances on the purchase of stock. In July 2007, an additional $479,000 was recorded as a stock subscription receivable and the Company issued approximately 66,667 reverse stock split adjusted shares of Common Stock to management. The remainder of the balance due from management at June 28, 2008 was approximately $170,000.

Equity Securities Issued for Guarantees

On February 17 and June 5, 2006 we entered into the seventh and eighth amendments to the former revolving credit facility whereby the lender released $2.0 million of previously restricted availability after receiving a limited guarantee in the amount of $2.0 million from THLPV and Pequot Capital Management. On July 3, 2006, we issued to THLPV a warrant to purchase 547,500 pre reverse stock split adjusted shares of our common stock as consideration for the guarantee. The warrants issued to the THLPV have a term of 4 years, and are exercisable at $0.01 per share. We also issued to Pequot Capital Management 41,250 shares of Series Q Convertible Preferred Stock on July 3, 2006 as consideration for the guarantee.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of 10% or more of our common stock to file with the Securities and Exchange Commission initial reports of changes in ownership of our equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of copies of such reports received by us, or written representations from reporting persons, we believe that during fiscal 2008, our directors, executive officers and beneficial owners of 10% or more of our common stock filed all reports on a timely basis, with the following exceptions: (i) a Form 3 was filed by Charter Oak Partners on January 30, 2008, reporting its January 7, 2008 status as beneficial owner of more than 10% of our common stock.

STOCKHOLDER PROPOSALS FOR

2009 ANNUAL MEETING

The proxy rules of the SEC permit our stockholders, after notice to us, to present proposals for stockholder action in our proxy statement if the proposals are consistent with applicable law, pertain to matters appropriate for stockholder action, and are not properly omitted by our action in accordance with the proxy rules. If you wish to provide a proposal to be included in our proxy statement and form of proxy relating to our next annual meeting of stockholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, Attention: Mark T. Carlesimo, no later than July 27, 2009. We encourage any stockholder interested in submitting a proposal to contact our corporate secretary in advance of the deadline to discuss the proposal, and stockholders may wish to consult with knowledgeable counsel with regard to the detailed requirements of the SEC’s proxy rules. Submitting a proposal does not guarantee that we will include it in the 2009 proxy statement. All proposals must conform to the rules and regulations of the SEC. Under SEC rules, if a stockholder notifies us of his or her intent to present a proposal for consideration at the next annual meeting of stockholders after October 10, 2009, we, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in our proxy materials. The requirements found in our bylaws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.

Under our bylaws, and as permitted by SEC rules, stockholders who wish to submit a proposal or nominate a person as a candidate for election to our board of directors at an annual meeting must follow certain procedures. These procedures require that timely, written notice of such proposal or nomination be received by our secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Please review “Proposal No. 1 Election of Directors—Nominating and Corporate Governance Committee Procedures” for information required to be included in any shareholder nomination proposal. The description of the procedures required by our bylaws is only a summary. We refer any shareholders who wish to submit a proposal or nominate a person as a candidate for election to our board of directors at an annual meeting to our bylaws for the full requirements.

Our nominating and corporate governance committee will consider candidates proposed by stockholders and make recommendations to our board of directors using the same criteria as for other candidates as described herein under “Nominating and Corporate Governance Committee Procedures.”

OTHER MATTERS

The board of directors does not know of any other business to be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies in the enclosed proxy will vote in accordance with their best judgment as to the best interests of our company.

ANNUAL REPORT ON FORM 10-K

A copy of our annual report on Form 10-K as amended for the fiscal year ended June 28, 2008, as filed with the SEC, including the financial statements thereto, accompany the notice of annual meeting, this proxy statement and the related proxy card. We will furnish to any person whose proxy is being solicited any exhibit described in the exhibit index accompanying the Form 10-K, upon the payment, in advance, of fees based on our reasonable expenses in furnishing such exhibit. Requests for copies of exhibits should be directed to Mark T. Carlesimo at our principal address. You may also view or obtain additional copies of the Form 10-K, Form 10-Q and our other filings on the SEC’s website at http://www.sec.gov or on our website at http://www.velocityexpress.com.

BY ORDER OF THE BOARD OF DIRECTORS

Vincent A. Wasik Chairman of the Board and Chief Executive Officer

Westport, Connecticut

November 25, 2008

VELOCITY EXPRESS CORPORATION

One Morningside Drive North

Building B - Suite 300

Westport, Connecticut 06880

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Velocity Express Corporation, a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated November 25, 2008, and hereby appoints Vincent A. Wasik and Edward W. Stone, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of Velocity Express Corporation to be held at the executive offices of Velocity Express Corporation, One Morningside Drive North, Building B-Suite 300, Westport, Connecticut 06880, on December 17, 2008, at 10:00 a.m. local time, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of common stock, Series M Preferred, Series N Preferred, Series O Preferred, Series P Preferred and Series Q Preferred of Velocity Express Corporation which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

VELOCITY EXPRESS CORPORATION

December 17, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê    Please detach along perforated line and mail in the envelope provided.    ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR”
PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE
IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect five directors for the ensuing year and until their successors shall be elected and duly qualified.		2. To ratify the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Vincent A. Wasik O Alexander Paluch O Richard A. Kassar O Leslie E. Grodd O John J. Perkins

3.      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.